Exhibit 35.2

Feb 28, 2019

Servicer Compliance Statement

For SEMT 2012-5 (see Schedule A)

The undersigned, a duly authorized officer of First Republic Bank (the “Servicer”), does hereby certify that:

(i)

a review of the Servicer’s activities during the reporting period from January 1, 2018 through December 31, 2018 and of its performance under the Agreement (as defined on Schedule A attached hereto) from the above referenced trust during such period has been made under such officer’s supervision, and

(ii)	to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such reporting period.

First Republic Bank

By:	/s/ Ron Tremblay

Name: Ron Tremblay Title: Vice President of Residential Lending Date: Feb. 28, 2019

San Francisco • Palo Alto • Los Angeles • Santa Barbara • Newport Beach • San Diego • Portland • Palm Beach • Boston • Greenwich • New York

III PINE STREET, SAN FRANCISCO, CALIFORNIA 94111, TEL (415) 392-1400 OR (800) 392-1400, FAX (415) 392-4405

FIRSTREPUBLIC.COM • MEMBER FDIC AND EQUAL HOUSING LENDER

<for SEMT 2012-5>

SCHEDULE A

1.

Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by the Reconstitution Agreement dated October 30, 2012 (the “Agreement”).

San Francisco • Palo Alto • Los Angeles • Santa Barbara • Newport Beach • San Diego • Portland • Palm Beach • Boston • Greenwich • New York

III PINE STREET, SAN FRANCISCO, CALIFORNIA 94111,TEL (415) 392-1400 OR (800) 392-1400, FAX (415) 392-4405 FIRSTREPUBLIC.COM • MEMBER FDIC AND EQUAL HOUSING LENDER